Exhibit 10.1

Date: 14 June 2024	PRIVATE & CONFIDENTIAL

CHIN SOOK LEE

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Dear Ms. Chin,

EXECUTIVE EMPLOYMENT AGREEMENT

We are pleased to offer you this executive employment agreement (“Agreement”) for the position as Chief Financial Officer in Treasure Global Inc. (Company No.: 7908921) (hereinafter referred to as the “Company”), commencing from 14th June 2024 (“Commencement Date”) subject to the following terms and conditions of employment:

1.	Term of Employment

The term of this contract shall commence on the Commencement Date and shall continue for a period of one (1) year, and shall be renewable on a yearly basis at the discretion of the Board of Directors of the Company (“Board of Directors”) or designated committee thereof from time to time, until terminated in accordance with the provisions hereof (“Term”).

2.	Position and Duties

During the Term, you shall serve as the Chief Financial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors, and which duties includes but not limited to:

2.1	To ensure timely and accurate preparation of monthly/ quarterly/ annual year-end financial statements according to MFRS for internal and external reporting and regulatory requirements.

2.2	To oversee and monitor consolidation of group financial statements and interim reports under IFRS and Nasdaq Listing Requirements and preparation of monthly management accounts for Head Office.

2.3	To provide analysis of accounting reports and coordinate, supervise and manage preparation of budget and forecast preparation and tax related matters.

2.4	Compliance with regulatory requirements of listed PLC and preparation of requisite regulatory reports.

2.5	Raising of loans and working capital for companies in the Group, monitoring usage, compliance with covenants and liaise with bankers.

2.6	Liaise with external parties such as auditors and tax agents of the Group.

2.7	Review and recommend improvement to the Group internal accounting policies, risk management and internal controls, systems and processes to the Executive Committee and Board of Directors.

3.	Compensation and Related Matters

(a)	Base Salary

You will receive a basic monthly salary of RM 18,000.00 (Ringgit Malaysia Twenty Thousand only), which will be paid to you by no later than the 7th day of the following month; and (ii) you will be entitled to $80,000 (United States Dollars Eighty Thousand) worth of the Company’s shares on an annual basis for the first year, and the share compensation for the subsequent year(s) will be based on the year’s performance. The share compensations are prorated on a monthly basis and are restricted subject to Rule 144.

(b)	Expenses

You shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(c)	Other Benefits

You shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

4.	Statutory Contribution

Your salaries are subjected to statutory deductions for the Employee Provident Fund (EPF), Social Security Ordinance (SOCSO) and Employment Insurance Scheme (EIS) and the Company shall make similar contributions in accordance with Malaysia’s statutory requirement.

5.	Income Tax

5.1	You shall be solely responsible for the payment of all personal taxes and other governmental duties and levies payable in Malaysia resulting from this employment, including tax payable on your earnings and any taxes arising out of benefits provide to you.

5.2	The Company may, in accordance with the tax laws of the country, deduct scheduler tax or withhold such portion of the sums due to you hereunder for the purposes of satisfying such tax liabilities.

6.	Bonus

6.1	Bonus may be paid to you at the sole and absolute discretion of the Company as determined by the Board of Directors or designated committee thereof from time to time, and if paid shall be calculated on a pro-rated basis in accordance with the period of completed months of service at the time of bonus payment.

6.2	You shall not be entitled to payment of bonus, whether on a pro-rated basis or otherwise, if you resign from the service of the Company.

6.3	An employee who has his services terminated on grounds of misconduct and/or breach of this contract of employment shall not be entitled to any payment of bonus.

7.	Suspension

7.1	The Company reserves the right to suspend you from employment and withhold half of all salaries, remuneration and allowances (if any) for up to fourteen (14) days if the Company deems necessary subject to a full investigation of any act of misconduct or neglect on your part.

7.2	During such period of suspension, all rights, benefits and allowances which you may be entitled to pursuant to your employment with the Company shall be suspended. For the avoidance of doubt, and notwithstanding anything in this contract of employment, the period of suspension shall not be taken into account when computing any payments and/or benefits that you may be entitled to.

7.3	In the event, you are found to be not at fault for any alleged act of misconduct or neglect after investigation, all salaries, remuneration and allowances (if any) that were withheld shall be restored in full to you. Any rights, benefits and allowances that have been suspended will also be restored to you in full.

8.	Termination

8.1	During the contract period, either party may terminate this contract of employment by providing, two (2) month’s written notice or salary in lieu of such notice to the other party.

8.2	The Company shall be entitled to require you to take or expend any remaining annual leave during the relevant notice period.

8.3	The Company shall be entitled to terminate your employment, without notice or payment in lieu of notice in any of the following events:

(a)	if you commit any act or gross misconduct of a dishonest, malicious and/or reckless nature; or

(b)	if you are found to have committed any gross misconduct, misdemeanour or negligence that affects the affairs and/or is detrimental to the reputation of the Company; or

(c)	if you are found to have breached or defaulted any term or condition of this contract of employment, procedures, disciplinary rules, policies, rules or regulations imposed by the Company from time to time; or

(d)	if you permit or suffer to be presented a petition for bankruptcy, permit or suffer the appointment of receivers and/or managers against any of your assets or property or enter into any arrangement or composition for the benefit of any of your creditors; or

(e)	if you are found guilty of any criminal offence or offence of a dishonest nature, or liable under any proceedings, by any court or tribunal of competent jurisdiction; or

(f)	if you are found to have disclosed or permit to be disclosed any confidential information in relation to any business or trade information, business plans, proposals, customers, strategies, trade secrets, operations, records, finances, assets, technology, data and information that reveals the processes, methodologies, technology or any other information or documents which are confidential or proprietary in nature, of the Company; or

(g)	if you are found to have embarked, engaged or acted contrary to your duties and responsibilities; or

(h)	if you are found to have participated in any activity that is in competition with the Company; or

(i)	if you are found to have interfered with the relationship between the Company and its employees, clients by way of solicitation; or

(j)	if you are found to have misused, misappropriated or abused any of the Company’s amenities, property and documents; or

(k)	are not permitted by the laws of Malaysia to be employed by the Company or to reside in Malaysia.

8.4	Upon termination of your employment (for any reason), you must return immediately all amenities, property and documents (without retaining copies) in your possession or acquired by you during your employment, concerning the business, finances or affairs of the Company. You may be liable to pay for any losses or damages of any amenities, property and documents in your possession or acquired by you during your employment.

9.	Non-Compete

9.1	During your service with the Company, you will devote your full professional time and effort to the benefit of the Company and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Company.

9.2	If you are found to have to have participated in a business or activity that is in competition with the Company, your contract with the Company will be terminated pursuant to paragraph 8.3(h) of this contract.

10.	Conflict of Interest

10.1	You shall not, during the duration of this contract, except with the knowledge and consent of the Company embark, engage or interest yourself whether for reward or gratuity in any activity which would interfere with the performance of your duties with the Company or which to your knowledge would constitute a conflict of interest with the business of the Company.

10.2	In the event you have been found to have acted in contravention of your contractual duties to the Company, your contract with the Company will be terminated pursuant to paragraph 8.3(g) of this contract.

11.	Confidentiality

11.1	You shall at all times (including after termination of this contract of employment) be bound to strictly observe and comply with the confidentiality obligations and restrictions set out in the Appendix.

11.2	Should you have been found to have divulged any confidential information, your contract with the Company will be terminated pursuant to paragraph 8.3(f) of this contract.

12.	Company Rules

12.1	You shall be subjected to the company’s rules and regulations along with internal policies and procedures as may be made known to you from time to time by the Company.

12.2	If you are found to have breached any of the Company’s rules, the Company, in its full discretion is entitled to take appropriate action to resolve the matter.

13.	Non-Solicitation

13.1	Upon leaving the Company, you shall not, directly or indirectly, other than in connection with the proper performance of your duties to the Company for the duration of one (1) year:

(a)	interfere with or attempt to interfere with any relationship between the Company and any of its employees, consultants, independent contractors, agents or representatives; or

(b)	employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company in a business competitive with the Company; or

(c)	solicit the business or accounts of the Company; or

(d)	divert or attempt to direct from the Company any business or interfere with any relationship between the Company and any of its clients, suppliers, customers or other business relations.

13.2	The term “indirectly” shall include, without limitation, the permitting of use of your name by any competitor of any member of the Company to induce or interfere with any employee or business relationship of any member of the Company.

14.	Variation Clause

14.1	The Company reserves the right to add, amend, withdraw, or revise any or all of the above terms and conditions by way of memo, email, digital communication, circular or any form of notification by the Company.

14.2	Other terms and conditions of employment shall be as stipulated in the employee’s handbook and in accordance with regulation, memo, circular or any notification by the Company.

15.	General Provisions

15.1	The terms as stipulated above shall be construed in accordance with the laws of Malaysia for the time being in force and the same shall be interpreted and applied in accordance with such laws and parties hereunto submit to the exclusive jurisdiction of the courts of Malaysia.

15.2	Any other conditions of employment not mentioned shall be governed by the Employment Act 1955 and subsequent ordinance and other legislation in force.

15.3	If any provision of this contract is held invalid or unenforceable in any respect, such invalidity or unenforceability will not in any way affect any other provision of this contract. In such event, parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which the said substitute clause shall be as close proximity as to the invalid or unenforceable provision, without itself being invalid.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

TREASURE GLOBAL, INC.

/s/ Ho Yi Hui
By:	Ho Yi Hui
Its:	Executive Director

CHIN SOOK LEE

/s/ Chin Sook Lee
Chin Sook Lee